Exhibit 99.1

ILG TERMINATES STOCKHOLDER RIGHTS PLAN

Miami, FL, December 6, 2017 — ILG, Inc. (Nasdaq: ILG) (“ILG”) today announced that it has amended its Rights Agreement (the “Rights Plan”) to accelerate the expiration date of the related preferred share purchase rights to 5:00 p.m. (New York City Time) on December 6, 2017, effectively terminating the Rights Plan as of today.  Stockholders are not required to take any action as a result of this expiration.

ABOUT ILG

ILG is a leading provider of professionally delivered vacation experiences and the exclusive global licensee for the Hyatt®, Sheraton®, and Westin® brands in vacation ownership. The company offers its owners, members, and guests access to an array of benefits and services, as well as world-class destinations through its international portfolio of resorts and clubs. ILG’s operating businesses include Aqua-Aston Hospitality, Hyatt Vacation Ownership, Interval International, Trading Places International, Vacation Resorts International, VRI Europe, and Vistana Signature Experiences. Through its subsidiaries, ILG independently owns and manages the Hyatt Residence Club program and uses the Hyatt Vacation Ownership name and other Hyatt® marks under license from affiliates of Hyatt Hotels Corporation. In addition, ILG’s Vistana Signature Experiences, Inc. is the exclusive provider of vacation ownership for the Sheraton and Westin brands and uses related trademarks under license from Starwood Hotels & Resorts Worldwide, LLC. Headquartered in Miami, Florida, ILG has offices in 15 countries and more than 10,000 associates. For more information, visit www.ilg.com.

Investor Contact
Lily Arteaga, 305-925-7302
Investor Relations
Lily.Arteaga@ilg.com

Or

Media Contact
Christine Boesch, 305-925-7267
Corporate Communications
Chris.Boesch@ilg.com